EXHIBIT 10.1
SUPPORT AGREEMENT
          THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 25, 2010, is made and entered into by and between Quanta Services, Inc. (“Quanta”), a Delaware corporation, Quanta Services EC Canada Ltd. (“Exchangeco”), a British Columbia company, Quanta Services CC Canada Ltd. (“Callco”), a British Columbia company, and Valard Holdings Ltd., an Alberta corporation, and Adam Budzinski (each hereinafter referred to as a “holder of Exchangeable Shares”).
RECITALS
          WHEREAS pursuant to a share purchase agreement dated as of the date hereof (the “Share Purchase Agreement”) to which the parties hereto and certain other persons are a party, Exchangeco has agreed to acquire all of the issued and outstanding shares in the capital of Valard Construction (2008) Ltd., Valard Construction Ltd. and Sharp’s Construction Services 2006 Ltd. (collectively the “Targets”);
          AND WHEREAS in accordance with the Share Purchase Agreement, the holders of the Exchangeable Shares will sell their shares of the Targets for one or a combination of cash, Class A Non-Voting Exchangeable common shares in the capital of Exchangeco (the “Exchangeable Shares”) having substantially the rights, privileges, restrictions and conditions set out in Schedule “A” hereto (the “Share Provisions”), Quanta Shares and certain other consideration (including voting rights pursuant to a Special Voting Share (as defined below));
          AND WHEREAS the Exchangeable Shares may be retracted or redeemed for Quanta Shares, subject to the overriding right of Callco to directly or indirectly purchase the Exchangeable Shares in certain circumstances in exchange for Quanta Shares;
          AND WHEREAS in accordance with the Share Purchase Agreement, the parties hereto have agreed to enter into this Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Defined Terms
          Each term denoted herein by initial capital letters (or by lower case letters in the case of the definition of “including”) and not otherwise defined herein shall have the meaning ascribed thereto in the Share Provisions.

1.2 Interpretation Not Affected by Headings
          The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article” or “Section “ followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.
1.3 Number, Gender
          Words in the singular number only shall include the plural and vice versa and words in one gender shall include all genders.
1.4 Date for any Action
          If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.
ARTICLE 2
COVENANTS
2.1 Covenants Regarding Exchangeable Shares
          So long as there are outstanding any Exchangeable Shares not owned by Quanta, Callco or other Quanta Affiliates, Quanta shall:
(a)	subject to applicable law, not declare or pay any dividend on Quanta Shares unless (i) Exchangeco shall simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in Section 3 of the Share Provisions) on the Exchangeable Shares and (ii) Exchangeco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

(b)	advise Exchangeco sufficiently in advance of the declaration by Quanta of any dividend on Quanta Shares and take all such other actions as are reasonably necessary, in co-operation with Exchangeco, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on Quanta Shares;

(c)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Price, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon a Liquidation Distribution, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco, as the case may be, including all such actions and all such things as are reasonably necessary or desirable to enable and permit Exchangeco to deliver or cause to be delivered Quanta Shares or cash to the holders of Exchangeable Shares in accordance with the provisions of Sections 4, 5 or 6, as applicable, of the Share Provisions;

(d)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Callco, in accordance with applicable law, to exercise the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco to cause the Quanta Shares to be delivered to the holders of Exchangeable Shares in accordance with the provisions of Section 7 of the Share Provisions, provided that in the event that Callco is unable to exercise the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, Quanta shall take all such actions and do all such things in the place and stead of Callco as are reasonably necessary or desirable to enable and permit Quanta to issue and deliver Quanta Shares to the holders of Exchangeable Shares in accordance with the provisions of Section 7 of the Share Provisions;

(e)	not exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of Exchangeco or Callco nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Exchangeco or Callco;

(f)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit each of Exchangeco and Callco to perform its obligations, in accordance with applicable law, pursuant to the exercise of an Exchange Right by holders of Exchangeable Shares, including as contemplated in Section 5.6 of the Share Provisions;

(g)	provide holders of Exchangeable Shares with the same information as is provided to holders of Quanta Shares, such information to be provided at the same time and in the same manner as such information is provided to holders of Quanta Shares, together with any other information relevant to the Special Voting Share (as defined in Section 2.12(a));

(h)	ensure that Exchangeco (or any successor thereto as the issuer of the Exchangeable Shares) will continue to be a “taxable Canadian corporation” within the meaning of the Income Tax Act (Canada); and

(i)	not take any action relating to a plan or agreement or complete or partial liquidation, dissolution or winding-up, merger, consolidation, continuation, change of residence, amalgamation, restructuring, recapitalization or other material reorganization, in each case, of Exchangeco or its successors that results in the recognition under the Income Tax Act (Canada) (or the provincial equivalent) of any accrued gain on the Exchangeable Shares, recognition of which was deferred on the consummation of the transactions contemplated by the Agreement. References in this Section 2.1 to the Income Tax Act (Canada) shall be to the Income Tax Act (Canada) as of the date hereof and any modifications thereof which are consistent with the general principle thereof.
2.2 Segregation of Funds
          Quanta will cause or enable Exchangeco to deposit a sufficient amount of funds in a separate account of Exchangeco and segregate a sufficient amount of such other assets and property as and when necessary to enable Exchangeco to pay dividends when due and to pay or otherwise satisfy its respective obligations under Sections 4, 5 or 6 of the Share Provisions, as applicable, and Exchangeco will use such funds or other assets exclusively to pay such dividends or satisfy its obligations under Sections 3, 4, 5 or 6 of the Share Provisions.
2.3 Reservation of Quanta Shares
          Quanta hereby represents, warrants and covenants in favour of Exchangeco, Callco and the holders of Exchangeable Shares that Quanta has reserved for issuance and will, at all times while any Exchangeable Shares are outstanding (other than Exchangeable Shares held by Quanta, Callco or other Quanta Affiliates), keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Quanta Shares (or other shares or securities into which Quanta Shares may be reclassified or changed as contemplated by Section 2.7) as is equal to the sum of (a) the number of Exchangeable Shares issued and outstanding from time to time and (b) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time (if any), plus such other number, if any, of Quanta Shares as are now and may hereafter be required to enable and permit (A) Quanta to meet its obligations under the Voting and Exchange Rights Agreement dated of even date hereof between Quanta, Exchangeco, Callco and the holders of Exchangeable Shares and under any other security or commitment pursuant to which Quanta may now or hereafter be required to issue Quanta Shares, and (B) Quanta, Exchangeco and Callco to meet their respective obligations hereunder and under the Share Provisions to holders of Exchangeable Shares, including Callco’s obligations under the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and Quanta’s obligations under the Exchange Rights.
2.4 Notification of Certain Events Concerning Exchangeco
          Exchangeco will promptly notify Quanta, Callco and, except in respect of (c) and (d) of this Section, the holders of Exchangeable Shares of each of the following events:
(a)	any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, such determination not to be less than 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	Exchangeco’s receipt of, or Exchangeco becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs;

(c)	receipt by Exchangeco of a Retraction Request;

(d)	a notice of redemption is given to holders of Exchangeable Shares upon the determination of a Redemption Date in accordance with the Share Provisions; and

(e)	the issuance by Exchangeco of any additional Exchangeable Shares or rights to acquire Exchangeable Shares (other than future issuances contemplated in the Share Purchase Agreement).
2.5 Notification of Certain Events Concerning Callco
          Callco will promptly notify Quanta, Exchangeco and the holders of Exchangeable Shares of each of the following events:
(a)	any determination by the board of directors of Callco (subject to Section 2.1(e)) to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Callco, such determination not to be less than 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(b)	Callco’s receipt of, or Callco becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Callco or to effect any other distribution of the assets of Callco among its shareholders for the purpose of winding up its affairs.
2.6 Delivery of Quanta Shares
(a)	Subject to Callco’s exercise of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, upon notice from Exchangeco of any event that requires Exchangeco to cause Quanta Shares to be delivered to any holder of Exchangeable Shares:
(i)	Quanta shall, subject to applicable law, at Exchangeco’s request and direction forthwith issue and deliver or cause to be delivered to the former holder of the surrendered Exchangeable Shares the requisite number of Quanta Shares to be received by such former holder in full satisfaction of Exchangeco’s obligations to such former holder under the Share Provisions; and

(ii)	in consideration of the issuance and delivery of such Quanta Shares by Quanta to such former holder of surrendered Exchangeable Shares,

Exchangeco shall forthwith issue to Callco one or more common shares in the capital of Exchangeco having equivalent value in aggregate to such Quanta Shares in exchange for Callco’s agreement to forthwith issue to Quanta one or more common shares in the capital of Callco having equivalent value in aggregate to such Quanta Shares.
All such Quanta Shares and shares of Callco and Exchangeco shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of all liens, claims or encumbrances.
(b)	In the event that Callco exercises the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right following notice from Exchangeco of any event that requires Exchangeco to cause to be delivered Quanta Shares to any holder of Exchangeable Shares:
(i)	Callco shall forthwith cause to be issued and delivered to the former holder of the surrendered Exchangeable Shares the requisite number of Quanta Shares to be received by such former holder in full satisfaction of Callco’s obligations to such former holder under the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as applicable; and

(ii)	in consideration of the issuance and delivery of such Quanta Shares by Quanta to such former holder of surrendered Exchangeable Shares, Callco shall forthwith issue to Quanta one or more common shares in the capital of Callco having equivalent value in aggregate to such Quanta Shares.

All such Quanta Shares and shares of Callco shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of all liens, claims and encumbrances.
2.7 Equivalence
            So long as there are outstanding any Exchangeable Shares not owned by Quanta, Callco or other Quanta Affiliates:
(a)	Quanta will not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:
(i)	issue or distribute Quanta Shares (or securities exchangeable for or convertible into or carrying rights to acquire Quanta Shares) to the holders, as a class, of the then outstanding Quanta Shares by way of stock dividend or other distribution, other than an issue of Quanta Shares (or securities exchangeable for or convertible into or carrying rights to acquire Quanta Shares) (A) to holders of Quanta Shares who exercise an option to receive dividends in Quanta Shares (or securities exchangeable for or convertible into or carrying rights to acquire Quanta Shares) in lieu of receiving cash dividends or (B) pursuant to any dividend reinvestment plan or scrip dividend;

(ii)	issue or distribute rights, options or warrants to the holders, as a class, of the then outstanding Quanta Shares entitling them to subscribe for or to purchase Quanta Shares (or securities exchangeable for or convertible into or carrying rights to acquire Quanta Shares); or

(iii)	issue or distribute to the holders, as a class, of the then outstanding Quanta Shares (A) shares or securities of Quanta of any class other than Quanta Shares (other than those excepted in Section 2.7(a)(i)), (B) rights, options or warrants (other than those excepted in Section 2.7(a)(ii)), (C) evidences of indebtedness of Quanta or (D) assets of Quanta or its Affiliates, unless the economic equivalent (determined without consideration of the tax consequences of the proposed event), as determined by Quanta in good faith and acting reasonably, on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares, provided, however, that the restrictions in this Section 2.7 and in Section 2.1 shall not apply to any securities issued or distributed by Quanta in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Share Purchase Agreement or as otherwise permitted by the parties to the Share Purchase Agreement.
(b)	Quanta will not without the prior approval of Exchangeco and the prior approval of the holders of Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:
(i)	subdivide, redivide or change the then outstanding Quanta Shares into a greater number of Quanta Shares;

(ii)	reduce, combine, consolidate or change the then outstanding Quanta Shares into a lesser number of Quanta Shares; or

(iii)	reclassify or otherwise change Quanta Shares or effect an amalgamation, merger, reorganization or other transaction affecting Quanta Shares, unless the same or an economically equivalent change (determined without consideration of the tax consequences of the proposed change), as determined by Quanta in good faith and acting reasonably, shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares (including changes to the number of votes attaching to the Special Voting Share contemplated in Section 2.12 so as to ensure that the relative voting rights of the holders of Exchangeable Shares at any meeting of the shareholders of Quanta remain unchanged).

(c)	Quanta will ensure that the record date for any event referred to in Section 2.7, or, if no record date is applicable for such event, the effective date for any such event, is not less than 10 Business Days after the date on which such event is declared or announced by Quanta (with contemporaneous notification thereof by Quanta to Exchangeco).

(d)	Quanta and Exchangeco agrees to take or cause to be taken all commercially reasonable steps for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalency with respect to Quanta Shares and the Exchangeable Shares as provided for in this Section 2.7.

(e)	Holders of Exchangeable Shares shall (i) be entitled to receive, contemporaneous with receipt by Quanta shareholders, the same financial and other information and documentation sent by Quanta to its shareholders in their capacity as shareholders of Quanta and (ii) be entitled to the same access to the books and records of Quanta as Quanta shareholders.
2.8 Tender Offers, Etc.
          In the event that a tender offer, share exchange offer, issuer bid, take-over bid or other transaction or series of related transactions (including any reconstruction, reorganization, merger or consolidation) affecting Quanta Shares (an “Offer”) is proposed by Quanta or is proposed to Quanta or its shareholders and is recommended by the board of directors of Quanta, or is otherwise effected or to be effected with the consent or approval of the board of directors of Quanta, and any Exchangeable Shares are not redeemed by Exchangeco or purchased by Callco pursuant to the Redemption Call Right as contemplated by and in compliance with the Share Provisions, then Quanta will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are reasonably necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Quanta Shares, without discrimination. Without limiting the generality of the foregoing, Quanta will use its reasonable efforts expeditiously and in good faith (in the case of a transaction by Quanta or where Quanta is a participant in the negotiation thereof) to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract the Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Exchangeco under the Share Provisions to redeem (or Callco to purchase pursuant to the Redemption Call Right) the Exchangeable Shares, in the event of a Quanta Control Transaction.
2.9 Ownership of Voting Shares of Exchangeco and Callco
          Without the prior approval of Exchangeco, Callco and the holders of Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions, Quanta covenants and agrees in favour of Exchangeco, Callco and the holders of Exchangeable Shares that, as long as any of the Exchangeable Shares outstanding are owned by any Person (other than Quanta, Callco or other Quanta Affiliates), Quanta will be and shall remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Exchangeco and Callco and Quanta shall use all commercially reasonable efforts to ensure that each of Exchangeco and Callco is in good standing under its jurisdiction of incorporation.
2.10 Acknowledgements in Favour of Quanta and Callco
The holders of Exchangeable Shares acknowledge and agree as follows:

(a)	Callco has certain rights with respect to the Exchangeable Shares as more particularly set out in the Share Provisions, including the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, and acknowledge the overriding nature of such rights in connection with the liquidation, dissolution or winding-up of Exchangeco or the retraction or redemption of Exchangeable Shares, as the case may be, and agree to be bound thereby in favour of Callco as provided in the Share Provisions;

(b)	nothing in this Agreement shall require Quanta to register, qualify or take any other step to enable the Quanta Shares issuable upon the exchange of Exchangeable Shares to be freely traded in Canada or the United States; and

(c)	except pursuant to the Special Voting Share (as defined below), such holder of Exchangeable Shares will not be entitled directly or indirectly to any voting rights at any meeting of the stockholders of Quanta, Callco or Exchangeco.
2.11 Quanta and Affiliates Not to Vote Their Exchangeable Shares
            Quanta covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all of the Exchangeable Shares held by it, Callco or other Quanta Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Quanta further covenants and agrees that it will not, and will cause Callco and other Quanta Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Act (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any of the Exchangeable Shares held by it, Callco or other Quanta Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.
2.12 Special Voting Share
(a)	In accordance with the terms and conditions of the Share Purchase Agreement, Exchangeco will cause Quanta to issue in trust on behalf of the holders of Exchangeable Shares one share of its Series F Preferred Stock (a “Special Voting Share”) entitling the holder of the Special Voting Share to a number of votes on any resolution to be voted on by holders of Quanta Shares at any meeting of the shareholders of Quanta equal to the number of Exchangeable Shares on the record date for such meeting (other than Exchangeable Shares held by Quanta, Callco and other Affiliates of Quanta). So long as there are any Exchangeable Shares outstanding (other than Exchangeable Shares held by Quanta, Callco and other Affiliates of Quanta), Quanta will not issue any additional share of the same class as the Special Voting Share, and will not amend, alter, change or repeal the terms of the Special Voting Share without the prior approval of the holders of the Exchangeable Shares in accordance with Section 11.2 of the Share Provisions.

(b)	In the event that the Special Voting Share is entitled to be purchased by Quanta in accordance with its share terms, each holder of Exchangeable Shares hereby irrevocably and unconditionally appoints Quanta with effect on and from the date hereof as his attorney with full powers of substitution in his name and for him and on his behalf (and to the complete exclusion of any rights he may have in such regard) to lawfully transfer such Special Voting Share to Quanta for the consideration set forth in such share terms.
2.13 Rule 10b-18 Purchases
               For certainty, nothing contained in this Agreement shall limit the ability of Quanta to make a “Rule 10b-18 Purchase” of Quanta Shares pursuant to Rule 10b-18 of the U.S. Securities Exchange Act of 1934, as amended, or any successor provisions thereof.
ARTICLE 3
QUANTA SUCCESSORS
3.1 Certain Requirements in Respect of Combination, Etc.
               So long there are any Exchangeable Shares outstanding that are not owned by Quanta, Callco or other Quanta Affiliate, unless a Redemption Date has been established by the Board of Directors as a result of a Quanta Control Transaction, Quanta shall not consummate any transaction contemplated by clause (i) or (ii) of the definition of Quanta Control Transaction, unless:
(a)	such other Person or continuing corporation (the “Quanta Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Quanta Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Quanta Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Quanta under this Agreement; and

(b)	the terms and conditions of such transaction substantially preserve and do not impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

3.2 Vesting of Powers in Successor
               Whenever the conditions of Section 3.1 have been duly observed and performed, if required by Section 3.1 the parties hereto shall execute and deliver a supplemental agreement hereto and thereupon the Quanta Successor shall possess and from time to time may exercise each and every right and power of Quanta under this Agreement in the name of Quanta or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Quanta or any officers of Quanta may be done and performed with like force and effect by the directors or officers of such Quanta Successor.
3.3 Wholly-Owned Subsidiaries
               Nothing herein shall be construed as preventing the amalgamation or merger of any Quanta Affiliate with or into Quanta or any other Quanta Affiliate (except for the amalgamation of Exchangeco with Callco) or, subject to Section 2.1(e), the winding-up, liquidation or dissolution of any Quanta Affiliate. For greater certainty, nothing herein shall be construed as preventing the amalgamation of Exchangeco with one or more of the Targets. Upon the amalgamation of Exchangeco with one or more of the Targets, all references to “Exchangeco” in this Agreement shall be deemed to be references to such amalgamated company.
ARTICLE 4
GENERAL
4.1 Term
               This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Quanta, Callco or any other Quanta Affiliate.
4.2 Changes in Capital of Quanta and Exchangeco
               At all times after the occurrence of any event contemplated pursuant to Section 2.7 or otherwise, as a result of which either Quanta Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, with the appropriate changes, to all new securities into which Quanta Shares or the Exchangeable Shares or both are so changed and, at any party’s request, the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.
4.3 Severability
               If any provision of this Agreement is held by any court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
4.4 Amendments and Modifications
               This Agreement may not be amended or modified except by an agreement in writing executed by Quanta, Callco, Exchangeco and, subject to Section 4.5, with the approval of the holders of Exchangeable Shares (or their duly appointed attorney) obtained in accordance with Section 10.2 of the Share Provisions. Exchangeco, at the request of Quanta, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to this Section. Any such meeting or meetings shall be called and held in accordance with the articles of Exchangeco, including the Share Provisions, and all applicable laws.
4.5 Permitted Amendments
               Notwithstanding the provisions of Section 4.4, Quanta, Callco and Exchangeco may in writing at any time and from time to time, without the approval of holders of Exchangeable Shares, amend or modify this Agreement for the purposes of:
(a)	adding to the covenants of Quanta, Callco and Exchangeco, provided that each shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of holders of Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of each of Quanta, Callco and Exchangeco, it may be expedient to make, provided that each shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of holders of Exchangeable Shares; or

(c)	making such changes or corrections which, on the advice of counsel to Quanta, Callco and Exchangeco are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that each shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of holders of Exchangeable Shares.
4.6 Enurement
               This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives and permitted assigns.

4.7 Notices to Parties
               All notices, requests, demands and other communications hereunder must be made in writing and will be deemed to have been duly given if given in the manner specified in the Share Purchase Agreement and such notice will be deemed to have been received on the date specified therein. For purposes hereof, notice given to any of Quanta, Callco or Exchangeco shall be deemed to be notice given to each of them.
4.8 Controlling Law; Amendment
               This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.
4.9 Consent to Jurisdiction, Etc.; Waiver of Jury Trial
               Each of the parties hereto hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (for purposes of this Section, a “Legal Dispute”) shall exclusively be brought in the courts of the Province of Alberta. The parties hereto agree that, after a Legal Dispute is before a court as specified in this Section 4.9 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court, except that in actions seeking to enforce any order of any judgment of such court, such jurisdiction shall be non-exclusive. Each of the parties hereto hereby waives, and agrees not to assert, as a defence in any Legal Dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each of the parties hereto agrees that a final judgment in any action, suit or proceeding described in this Section 4.9 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The Parties hereto hereby waive irrevocably any and all rights to demand a trial by jury in connection with this Agreement, the transactions contemplated hereby or any document contemplated herein or otherwise related hereto.
4.10 Counterparts
               This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Counterparts may be exchanged by facsimile and shall be mutually binding on the parties.

               IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QUANTA SERVICES, INC.
Per:	/s/ Earl C. Austin, Jr.
	Name:	Earl C. Austin, Jr.
	Title:	President – Natural Gas & Pipeline Division

QUANTA SERVICES EC CANADA LTD.
Per:	/s/ James F. O’Neil III
	Name:	James F. O’Neil III
	Title:	President

QUANTA SERVICES CC CANADA LTD.
Per:	s/ James F. O’Neil III
	Name:	James F. O’Neil III
	Title:	President

VALARD HOLDINGS LTD.
Per:	/s/ Victor Budzinski
	Name:	Victor Budzinski
	Title:	President

/s/ Adam V. Budzinski
Adam Budzinski

SCHEDULE “A”
The Class A Non-Voting Exchangeable common shares of the Corporation shall have attached thereto, as a class, the following rights, privileges, restrictions, and conditions:
SECTION 1
INTERPRETATION
1.1 For the purposes of these Share Provisions:
(a)	“Act” means the Business Corporations Act (British Columbia), as amended.
(b)	“Affiliate” has the meaning ascribed thereto in the Act.
(c)	“Board of Directors” means the board of directors of the Corporation.
(d)	“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Vancouver, British Columbia, Houston, Texas or Edmonton, Alberta.
(e)	“Callco” means Quanta Services CC Canada Ltd., a British Columbia company, and any successor corporation thereto.
(f)	“Callco Call Notice” has the meaning ascribed thereto in Section 5.3 of these Share Provisions.
(g)	“Canadian Dollar Equivalent” means in respect of an amount expressed in a foreign currency (the “Foreign Currency Amount”) at any date the product obtained by multiplying:
(i)	the Foreign Currency Amount,
by
(ii)	the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.
(h)	“Common Shares” means common shares in the capital of the Corporation, as consolidated or subdivided from time to time, and any other securities into which such shares may be reclassified or changed.
(i)	“Control”, as applied to any Person, means the possession by another Person or Person acting together, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person whether through ownership of voting securities, by contract of otherwise.
(j)	“Corporation” means Quanta Services EC Canada Ltd., a British Columbia company, and any successor corporation thereto.
(k)	“Current Market Price” of a Quanta Share on any date means the average closing price of Quanta Shares in U.S. dollars for the ten consecutive trading days ending on the trading day that is three trading days prior to such date, as reported on The New York Stock Exchange (or other Exchange on which the Quanta Shares are listed if the Quanta Shares on such date are not listed on The New York Stock Exchange), and converted into Canadian dollars using the noon spot exchange rate as published by the Bank of Canada for the trading day that is three trading days prior to such date, provided, however, that if the Quanta shares are not listed on such date on an Exchange or if, in the opinion of the Board of Directors, in good faith and acting reasonably, the public distribution or trading activity of Quanta Shares during such period does not create a market which reflects the fair market value of a Quanta Share, then the Current Market Price of a Quanta Share shall be determined by the Board of Directors, in good faith and acting reasonably, based upon the advice of such qualified independent financial advisors as the Board of Directors may deem appropriate (any such selection, opinion or determination by the Board of Directors being conclusive and binding on the Corporation and holders of Exchangeable Shares).
(l)	“economically equivalent” means economically equivalent prior to giving any consideration to the tax consequences of the proposed event, including without limitation, consequences arising from differences in applicable tax laws of various jurisdictions, and for greater certainty the requirement for economic equivalence will not be applied so as to prevent tax optimization in one jurisdiction that is not available in another jurisdiction or so as to require recognition of the value of such tax optimization.
(m)	“Exchange” means a major Canadian or U.S. stock exchange, the National Association of Securities Dealers Automated Quotations system (“NASDAQ”) or the Over-the-Counter Bulletin Board, an over-the-counter securities market operated by the National Association of Securities Dealers, or any other exchange or automated quotation system on which the Quanta Shares are listed.
(n)	“Exchange Right” has the meaning ascribed thereto in Section 5.6 of these Share Provisions.

(o)	“Exchangeable Shares” means the Class A Non-Voting Exchangeable common shares in the capital of the Corporation, being non-voting exchangeable shares having the rights, privileges, restrictions, and conditions set forth herein.
(p)	“including” means “including without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.
(q)	“Liquidation Price” has the meaning ascribed thereto in Section 4.1 of these Share Provisions.
(r)	“Liquidation Call Purchase Price” has the meaning ascribed thereto in Section 7.1(a) of these Share Provisions.
(s)	“Liquidation Call Right” has the meaning ascribed thereto in Section 7.1(a) of these Share Provisions.
(t)	“Liquidation Date” has the meaning ascribed thereto in Section 4.1 of these Share Provisions.
(u)	“Liquidation Distribution” means a distribution of assets of the Corporation among its shareholders arising on the liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.
(v)	“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, agent, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status.
(w)	“Quanta” means Quanta Services, Inc., a Delaware corporation, and any successor corporation thereto.
(x)	“Quanta Control Transaction” means (i) the acquisition of Control of Quanta by another entity by means of any tender offer, share exchange offer, issuer bid, take-over bid or other transaction or series of related transactions (including any reconstruction, reorganization, merger or consolidation), (ii) a sale of all or substantially all of the assets of Quanta, but for greater certainty a “Quanta Control Transaction” shall not include the exchange of Exchangeable Shares into Quanta Shares as contemplated in these Share Provisions, or (iii) any action or transaction resulting in a Person acquiring ownership of a certain number of shares of stock of Quanta constituting or resulting in any “distribution date”, “shares acquisition date”, “triggering event”, “flip in event”, “flip over event”, or any similar event, pursuant to a stockholder rights plan of Quanta then in effect.
(y)	“Quanta Dividend Declaration Date” means the date on which the board of directors of Quanta declares any dividend on the Quanta Shares.
(z)	“Quanta Shares” means the shares of common stock in the capital of Quanta, as consolidated or subdivided from time to time, and any other securities into which such shares may be reclassified or changed.
(aa)	“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 7.2 of these Share Provisions.
(bb)	“Redemption Call Right” has the meaning ascribed thereto in Section 7.2 of these Share Provisions.
(cc)	“Redemption Date” means the date established by the Board of Directors in its sole discretion for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares pursuant to Section 6 of these Share Provisions, provided that the Board of Directors shall not establish such date prior to the 10th anniversary of the date of initial issue of Exchangeable Shares by the Corporation unless:
(i)	the number of Exchangeable Shares outstanding (other than Exchangeable Shares held by Quanta, Callco and other Quanta Affiliates, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares) is less than 20% of the aggregate number of Exchangeable Shares issued prior to the Redemption Date, in which case the Board of Directors may accelerate such redemption date to such earlier date as it may determine, upon at least 30 days’ prior written notice to the registered holders of the Exchangeable Shares;
(ii)	a Quanta Control Transaction occurs, in which case the Board of Directors may accelerate such redemption date to such earlier date as it may determine, upon such number of days prior written notice to the registered holders of the Exchangeable Shares as the Board of Directors may determine in such circumstances; or
(iii)	holders of Exchangeable Shares become entitled, as a result of amendments to the Income Tax Act (Canada) or otherwise, to receive Quanta Shares in exchange for Exchangeable Shares on a tax deferred basis under the Income Tax Act (Canada) similar to the basis set out in section 85(1) or 85.1 of the Income Tax Act (Canada).
(dd)	“Redemption Price” has the meaning ascribed thereto in Section 6.1 of these Share Provisions.
(ee)	“Retracted Shares” has the meaning ascribed thereto in Section 5.1(a) of these Share Provisions.
(ff)	“Retraction Call Purchase Price” has the meaning ascribed thereto in Section 5.3 of these Share Provisions.
(gg)	“Retraction Call Right” has the meaning ascribed thereto in Section 5.1(c) of these Share Provisions.
(hh)	“Retraction Date” has the meaning ascribed thereto in Section 5.1(b) of these Share Provisions.
(ii)	“Retraction Price” has the meaning ascribed thereto in Section 5.1 of these Share Provisions.
(jj)	“Retraction Request” has the meaning ascribed thereto in Section 5.1 of these Share Provisions.
(kk)	“Share Provisions” means these share provisions.
(ll)	“Support Agreement” means the support agreement to be entered into between Quanta, the Corporation, Callco and the holders of Exchangeable Shares relating to the Exchangeable Shares, a copy of which shall be maintained at the registered office of the Corporation and which will be provided to a shareholder of the Corporation during normal business hours, on demand and without charge.
(mm)	“Transfer Agent” means such Person as may from time to time be appointed by the Corporation as the registrar and Transfer Agent for the Exchangeable Shares, and if no such Person has been appointed, shall mean the Corporation.
(nn)	“Unpaid Dividend Amount” means the full amount of any and all declared and unpaid dividends on the Exchangeable Shares.
(oo)	“Voting and Exchange Rights Agreement” means the voting and exchange rights agreement to be entered into between Quanta, the Corporation, Callco and the holders of Exchangeable Shares relating to the Exchangeable Shares, a copy of which shall be maintained at the registered office of the Corporation and which will be provided to a shareholder of the Corporation during normal business hours, on demand and without charge.
SECTION 2
RANKING OF EXCHANGEABLE SHARES
2.1 The Exchangeable Shares shall not be entitled to a preference over the Common Shares.
SECTION 3
DIVIDENDS
3.1 The Board of Directors shall, subject to applicable law, on each Quanta Dividend Declaration Date, declare a dividend on each Exchangeable Share as follows:
(a)	in the case of a cash dividend declared on the Quanta Shares, a cash dividend in U.S. dollars, or the Canadian Dollar Equivalent thereof, on the Quanta Dividend Declaration Date, equal to the cash dividend declared on each Quanta Share;

(b)	in the case of a stock dividend or other distribution declared on the Quanta Shares to be paid in Quanta Shares, a stock dividend of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Quanta Shares to be paid on each Quanta Share; or

(c)	in the case of a dividend declared on the Quanta Shares in property other than cash or Quanta Shares, a dividend in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to the type and amount of property declared as a dividend on each Quanta Share (to be determined by the Board of Directors in good faith and acting reasonably, each such determination to be conclusive and binding on the Corporation and the holders of Exchangeable Shares).
          Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued Exchangeable Shares of the Corporation, as applicable.
3.2 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by Section 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Section 3.1(b) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.
3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Quanta Shares.
3.4 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.
3.5 The Corporation shall use all commercially reasonable efforts to cause every dividend declared on the Exchangeable Shares to be an “eligible dividend” for purposes of the Income Tax Act (Canada), provided that such dividend is eligible for such treatment, including for greater certainty designating such dividend as such in the time and manner required under the Income Tax Act (Canada).
SECTION 4
DISTRIBUTION ON LIQUIDATION
4.1 In the event of a Liquidation Distribution, subject to the exercise by Callco of the Liquidation Call Right and to the terms and conditions of this Section 4, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of the Liquidation Distribution, an amount per Exchangeable Share (the “Liquidation Price”) equal to (i) the Current Market Price of a Quanta Share on the last Business Day prior to the Liquidation Date (which amount shall be satisfied in full by the Corporation causing to be delivered to such holder one Quanta Share for each Exchangeable Share presented and surrendered by the holder), plus (ii) the Unpaid Dividend Amount, if any, on any Exchangeable Share held by such holder. For greater certainty, the Liquidation Price for each such Exchangeable Share held by such holder on the Liquidation Date may be satisfied only by the Corporation causing the issuance and delivery to such holder of one Quanta Share and a cheque for the balance, if any, of the Liquidation Price without interest, less any amounts withheld on account of tax required to be deducted and withheld therefrom.
4.2 The Corporation shall notify the holders of the Exchangeable Shares (by way of notice to the Transfer Agent, if any) and Callco of any proposed liquidation, dissolution or winding-up of the Corporation, at least 30 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Corporation, and promptly upon receiving notice of or becoming aware of any claim, suit, petition or other proceeding with respect to an involuntary liquidation, dissolution or winding-up of the Corporation.
4.3 On or promptly after the Liquidation Date and provided that the Liquidation Call Right has not been exercised by Callco, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation (or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares) of the certificates representing such Exchangeable Shares, free and clear of all liens, claims and encumbrances, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the articles of the Corporation and such additional documents and instruments as the Corporation, Transfer Agent, Quanta or Callco may reasonably require, at the registered office of the Corporation (or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares). Payment of the total Liquidation Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of certificates representing Quanta Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of all liens, claims and encumbrances) together with an undertaking to make payment in respect of the Unpaid Dividend Amount on the date on which such dividends would have been paid if the Liquidation Distribution had not been made (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Price, unless no deposit has been made as described below and payment of the total Liquidation Price for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time to deposit or cause to be deposited the total Liquidation Price, or the portion of the total Liquidation Price for such Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in connection therewith, in a custodial account with any chartered bank or trust company in Canada less any amounts withheld on account of tax required to be deducted and withheld therefrom. Upon the later of such deposit being made and the Liquidation Date, the rights of the holders of Exchangeable Shares shall be limited to receiving their proportionate part of the total Liquidation Price (in each case less such amounts withheld on account of tax required to be deducted and withheld therefrom) for such Exchangeable Shares, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Quanta Shares delivered to them or any custodian on their behalf.

4.4 After the Corporation has satisfied its obligations to pay the Liquidation Price per Exchangeable Share, the holders of the Exchangeable Shares shall not be entitled to share in any further distribution of the assets of the Corporation.
SECTION 5
RETRACTION OF EXCHANGEABLE SHARES BY HOLDER
5.1 A holder of Exchangeable Shares shall be entitled at any time but not more than once in any calendar quarter, subject to the exercise by Callco of the Retraction Call Right and to the terms and conditions of this Section 5, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per Exchangeable Share (the “Retraction Price”) equal to (i) the Current Market Price of a Quanta Share on the last Business Day prior to the Retraction Date (which amount shall be satisfied in full by the Corporation causing to be delivered to such holder one Quanta Share for each Exchangeable Share presented and surrendered by the holder), plus (ii) the Unpaid Dividend Amount, if any, on any such Exchangeable Share held by such holder, provided that the minimum number of Exchangeable Shares to be redeemed at any time shall be the lesser of (A) 50,000 Exchangeable Shares and (B) the number of Exchangeable Shares registered in the name of such holder on the date of the Retraction Request. For greater certainty, the Retraction Price for each such Exchangeable Share held by such holder on the Retraction Date may be satisfied only by the Corporation causing the issuance and delivery to such holder of one Quanta Share and a cheque for the balance, if any, of the Retraction Price without interest, less any amounts withheld on account of tax required to be deducted and withheld therefrom. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation (or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares) the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, free and clear of all liens, claims and encumbrances, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the articles of the Corporation and such additional documents and instruments as the Corporation, the Transfer Agent, or Quanta may reasonably require, and together with a duly executed retraction request (the “Retraction Request”) in the form attached hereto as Appendix 1, or in such other form as may be acceptable to the Corporation:
(a)	specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Corporation;
(b)	stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be a Business Day which is not less than 15 days nor more than 30 days after the date on which the Retraction Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 30th day after the date on which the Retraction Request (or immediately following Business Day if such day is not a Business Day) is received by the Corporation; and
(c)	acknowledging the overriding right of Callco (the “Retraction Call Right”) to purchase all but not less than all the Retracted Shares directly from the holder, and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the terms and conditions set out in Section 5.3 hereof.
5.2 Subject to the exercise by Callco of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 5.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem and a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 5.7 hereof, the Corporation shall redeem the Retracted Shares effective at the close of business (Vancouver time) on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares, together with an undertaking to make payment in respect of the Unpaid Dividend Amount on the date on which such dividends would have been paid if the Retraction Request had not been made (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom). If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.
5.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately provide notice thereof to Callco. In order to exercise the Retraction Call Right, Callco must notify the Corporation of its determination to do so (the “Callco Call Notice”) within five Business Days of notification to Callco by the Corporation of the receipt by the Corporation of the Retraction Request. If Callco does not so notify the Corporation within such five Business Day period, the Corporation will notify the holder as soon as possible thereafter that Callco will not exercise the Retraction Call Right. If Callco delivers the Callco Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 5.7, the Retraction Request shall thereupon be deemed to be an offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Callco shall purchase from such holder and such holder shall sell to Callco on the Retraction Date the Retracted Shares, free and clear of all liens, claims and encumbrances, for an amount per Retracted Share (the “Retraction Call Purchase Price”) equal to the Retraction Price. For the purposes of completing a purchase pursuant to the Retraction Call Right, Callco shall deposit with the Transfer Agent, on or before the Retraction Date, certificates representing Quanta Shares and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the Unpaid Dividend Amount, if any, less any amounts withheld on account of tax required to be deducted and withheld therefrom. The closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that Callco does not deliver a Callco Call Notice within such five (5) Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 5.7 hereof, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Section 5. As a condition to such purchase, the holder shall deliver such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the articles of the Corporation and such additional documents and instruments as the Corporation, the Transfer Agent, or Quanta may reasonably require, at the registered office of the Corporation or Quanta (or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares).
5.4 The Corporation or Callco, as the case may be, shall deliver, or cause the Transfer Agent to deliver, to the relevant holder of the Retracted Shares, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation (or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares), certificates representing the Quanta Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of all liens, claims and encumbrances) registered in the name of the holder or in such other name as the holder may request, and, if applicable, an undertaking to make payment in respect of the Unpaid Dividend Amount on the date on which such dividends would have been paid if the Retraction Request had not been made, in payment of the total Retraction Price or the total Retraction Call Purchase Price, as the case may be, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such deliveries by or on behalf of the Corporation or Callco, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or the total Retraction Call Purchase Price, as the case may be.
5.5 On and after the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Retraction Price or the total Retraction Call Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Retraction Call Purchase Price, as the case may be, shall not be made as provided in Section 5.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Retraction Call Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Retraction Call Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by Callco shall thereafter be considered and deemed for all purposes to be a holder of the Quanta Shares so delivered.
5.6 Notwithstanding any other provision of this Section 5, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to applicable law, including solvency requirements. If the Corporation believes that on any Retraction Date it would not be permitted for such reason to redeem the Retracted Shares tendered for redemption on such date, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to applicable law and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to applicable law, the Corporation shall redeem Retracted Shares in accordance with Section 5.2 of these Share Provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 5.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 5.7 hereof, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 5.2 hereof as a result of applicable law shall be deemed by giving the Retraction Request to require Quanta to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Quanta to such holder of the Retraction Call Purchase Price for such Retracted Share, all as more specifically provided in the Voting and Exchange Rights Agreement (the “Exchange Right”).
5.7 A holder of Retracted Shares may withdraw the Retraction Request by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to the Corporation or Callco, as the case may be, shall be deemed to have been revoked.
5.8 Callco shall at any time be entitled to assign all of its rights in this Section 5 to Quanta or an Affiliate of Quanta provided that such company assumes all of Callco’s obligations under this Section.
SECTION 6
REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION
6.1 Subject to applicable law and to the terms and conditions of this Section 6, and provided Callco has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per Exchangeable Share (the “Redemption Price”) equal to (i) the Current Market Price of a Quanta Share on the last Business Day prior to the Redemption Date (which amount shall be satisfied in full by the Corporation causing to be delivered to each holder of Exchangeable Shares one Quanta Share for each Exchangeable Share presented and surrendered by the holder), plus (ii) the Unpaid Dividend Amount, if any, on each such Exchangeable Share held by such holder. For greater certainty, the Redemption Price for each such Exchangeable Share held by such holder on the Redemption Date may be satisfied only by the Corporation causing the issuance and delivery to such holder of one Quanta Share and a cheque for the balance, if any, of the Redemption Price without interest, less any amounts withheld on account of tax required to be deducted and withheld therefrom.
6.2 In any case of a redemption of Exchangeable Shares under this Section 6, the Corporation shall send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a Quanta Control Transaction, the written notice of redemption by the Corporation or the purchase by Callco under the Redemption Call Right will be sent on or before the Redemption Date on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances, and in all other cases such notice shall be sent at least 30 days before the Redemption Date. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.
6.3 On or after the Redemption Date and subject to the exercise by Callco of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender at the registered office of the Corporation (or at any office of the Transfer Agent as may be specified by the Corporation in such notice) of the certificates representing such Exchangeable Shares, free and clear of all liens, claims and encumbrances, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the articles of the Corporation and such additional documents and instruments as the Transfer Agent, the Corporation or Callco may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made on behalf of the Corporation by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation (or at any office of the Transfer Agent as may be specified by the Corporation in such notice), of certificates representing Quanta Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of all liens, claims and encumbrances) and, if applicable, an undertaking to make payment in respect of the Unpaid Dividend Amount on the date on which such dividends would have been paid if the redemption had not been made, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless no deposit has been made as described below and payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price for the Exchangeable Shares so called for redemption, or of such of the said

Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trustee named in such notice, less any amounts withheld on account of tax required to be deducted and withheld therefrom. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be deemed to have been redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption, less any amounts withheld on account of tax required to be deducted and withheld therefrom, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Quanta Shares delivered to them or the custodian on their behalf.
SECTION 7
CALLCO LIQUIDATION CALL RIGHT AND REDEMPTION CALL RIGHT
7.1 Callco Liquidation Call Right
(a)	Callco shall have the overriding right (the “Liquidation Call Right”) in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Corporation pursuant to Section 4 of these Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than Quanta or any holder of Exchangeable Shares which is an Affiliate of Quanta) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Callco of an amount per Exchangeable Share (the “Liquidation Call Purchase Price”) equal to (i) the Current Market Price of a Quanta Share on the last Business Day prior to the Liquidation Date (which shall be satisfied in full by Callco causing to be delivered to such holder one Quanta Share for each Exchangeable Share presented and surrendered by the holder), plus (ii) the Unpaid Dividend Amount, if any, on each such Exchangeable Share held by such holder. For greater certainty, the Liquidation Call Purchase Price for each such Exchangeable Share held by such holder on the Liquidation Date may be satisfied only by the Corporation causing the issuance and delivery to such holder of one Quanta Share and a cheque for the balance, if any, of the Liquidation Call Purchase Price without interest, less any amounts withheld on account of tax required to be deducted and withheld therefrom. In the event of the exercise of the Liquidation Call Right by Callco on the Liquidation Date and payment by Callco of the Liquidation Call Purchase Price to the holders of Exchangeable Shares, the Corporation shall thereafter have no obligation to redeem such shares so purchased by Callco.
(b)	To exercise the Liquidation Call Right, Callco must notify the Transfer Agent, as trustee for the holders of Exchangeable Shares, of Callco’s intention to exercise such right at least 15 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Corporation and at least five

Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the Corporation. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Callco has exercised the Liquidation Call Right, such notice to be given forthwith after the expiry of the period during which Callco may exercise the Liquidation Call Right, provided that the failure by the Transfer Agent to give such notice shall not affect the validity of the exercise of the Liquidation Call Right. If Callco exercises the Liquidation Call Right, then on the Liquidation Date Callco will purchase and the holders will sell all of the Exchangeable Shares then outstanding, free and clear of all liens, claims and encumbrances, for a price per share equal to the Liquidation Call Purchase Price.
(c)	On and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total Liquidation Call Purchase Price payable by Callco upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Quanta Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the articles of the Corporation and such additional documents and instruments as the Transfer Agent, the Corporation, Callco or Quanta may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall deliver to such holder, certificates representing the Quanta Shares to which the holder is entitled and an undertaking to make payment in respect of the Unpaid Dividend Amount on the date on which such dividends would have been paid if the Liquidation Distribution had not been made, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. If Callco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Price otherwise payable by the Corporation in connection with the liquidation, dissolution or winding up of the Corporation pursuant to Section 4 of these Share Provisions.
(d)	Callco shall at any time be entitled to assign all of its rights in this Section 7.1 to Quanta or an Affiliate of Quanta provided that such company assumes all of Callco’s obligations under this Section.
7.2 Callco Redemption Call Right
(a)	Callco shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Section 6 of these Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than Quanta or any holder of Exchangeable Shares which is an Affiliate of Quanta) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Callco to each holder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to (i) the Current Market Price of a Quanta Share on the last Business Day prior to the Redemption Date (which shall be satisfied in full by Callco causing to be delivered to such holder one Quanta Share for each Exchangeable Share presented and surrendered by the holder), plus (ii) the Unpaid Dividend Amount, if any, on each Exchangeable Share held by such holder. For greater certainty, the Redemption Call Purchase Price for each such Exchangeable Share held by such holder on the Redemption Date may be satisfied only by the Corporation causing the issuance and delivery to such holder of one Quanta Share and a cheque for the balance, if any, of the Redemption Call Purchase Price without interest, less any amounts withheld on account of tax required to be deducted and withheld therefrom. In the event of the exercise of the Redemption Call Right by Callco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Callco on the Redemption Date, free and clear of all liens, claims and encumbrances, on payment by Callco to the holder of the Redemption Call Purchase Price for each such share, and the Corporation shall thereafter have no obligation to redeem such shares so purchased by Callco.
(b)	To exercise the Redemption Call Right, Callco must notify the Transfer Agent, as trustee for the holders of Exchangeable Shares, of Callco’s intention to exercise such right at least 30 days before the Redemption Date, or such shorter period as may be agreed, in writing, by the Corporation, Callco and the holders of the Exchangeable Shares. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Callco, provided that the failure by the Transfer Agent to give such notice shall not affect the validity of the exercise of the Redemption Call Right. If Callco exercises the Redemption Call Right, on the Redemption Date Callco will purchase and the holders will sell all of the Exchangeable Shares then outstanding, free and clear of all liens, claims and encumbrances, for a price per share equal to the Redemption Call Purchase Price.
(c)	On and after the Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total Redemption Call Purchase Price payable by Callco upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Quanta Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, free and clear of all liens, claims and encumbrances, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the articles of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall deliver to such holder, certificates representing the Quanta Shares to which the holder is entitled and an undertaking to make payment in respect of the Unpaid Dividend Amount on the date on which such dividends would have been paid if the redemption had not been made, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. If Callco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by the Corporation in connection with the redemption of the Exchangeable Shares pursuant to Section 6 of these Share Provisions.
(d)	Callco shall at any time be entitled to assign all of its rights in this Section 7.2 to Quanta or an Affiliate of Quanta provided that such company assumes all of Callco’s obligations under this Section.
SECTION 8
PURCHASE FOR CANCELLATION
8.1 Subject to applicable law and the articles of the Corporation, the Corporation may at any time and from time to time offer to purchase for cancellation all or any part of the outstanding Exchangeable Shares by tender to all the holders of record (other than Quanta, Callco or the Corporation) of Exchangeable Shares then outstanding of an amount per Exchangeable Share equal to (i) the Current Market Price of a Quanta Share on the last Business Day prior to the date fixed for such purchase (which amount may be satisfied in full by the Corporation causing to be delivered to such holder one Quanta Share for each Exchangeable Share presented and surrendered by the holder), plus (ii) the Unpaid Dividend Amount, if any, on any Exchangeable Share held by such holder. If in response to an invitation for tender under the provisions of this Section 8, more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation. The holders of Exchangeable Shares desiring to sell hereunder shall surrender to the Transfer Agent a certificate or certificates representing Exchangeable Shares, free and clear of all liens, claims and encumbrances, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the articles of the Corporation and such additional documents and instruments as the Transfer Agent, the Corporation or Quanta may reasonably require. If only part of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation. All payments to be made under this Section 8 may be subject to withholdings on account of tax required to be deducted and withheld therefrom.
8.2 The Corporation shall at any time be entitled to assign all of its rights in this Section 8 to Quanta or an Affiliate of Quanta provided that such company assumes all of the Corporation’s obligations under this Section.

SECTION 9
VOTING RIGHTS
9.1 Except as required by applicable law, by Section 10 hereof, or by the provisions of the Support Agreement, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.
SECTION 10
AMENDMENT AND APPROVAL
10.1 The rights, privileges, restrictions, and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of Quanta, the Corporation and the holders of the Exchangeable Shares given as hereinafter specified.
10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law, including the approval or consent of the holders of the Exchangeable Shares by way of a separate special resolution.
SECTION 11
ACTIONS BY THE CORPORATION UNDER THE SUPPORT AGREEMENT AND
VOTING AND EXCHANGE RIGHTS AGREEMENT
11.1 The Corporation will take all such actions and do all such things as shall be reasonably necessary or advisable to perform and comply with and to ensure performance and compliance by Quanta, Callco and the Corporation with all provisions of the Support Agreement, Voting and Exchange Rights Agreement and the Share Provisions applicable to Quanta, Callco, the Corporation and the holders of the Exchangeable Shares in accordance with the terms thereof including taking all such actions and doing all such things as shall be reasonably necessary or advisable to enforce, to the fullest extent possible for the direct benefit of the Corporation and the holders of the Exchangeable Shares, all rights and benefits in favour of the Corporation and the holders of the Exchangeable Shares under or pursuant to such agreement.
11.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of, its rights or obligations under, the Support Agreement or Voting and Exchange Rights Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these Share Provisions, other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:
(a)	adding to the covenants of the other parties to such agreement for the protection of the holders of the Exchangeable Shares thereunder;

(b)	making such provisions or modifications not inconsistent with such agreements as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or
(c)	making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.
SECTION 12
LEGEND; CALL RIGHTS; COMPLIANCE WITH SECURITIES LAWS;
TRANSFERABILITY; FRACTIONAL SHARES
12.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the Voting and Exchange Rights Agreement and the provisions herein relating to the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right.
12.2 Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right in favour of Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Callco and its successors and assigns as herein provided.
12.3 Notwithstanding any other provision set forth herein, no Quanta Shares shall be issued to the holders of Exchangeable Shares hereunder unless the Corporation or Quanta has determined in its sole discretion (after receiving such necessary representations and warranties from such holders of Exchangeable Shares), at its sole cost and in a timely manner so as not to prejudice any rights of the holders of Exchangeable Shares hereunder, that the issuance of Quanta Shares as contemplated herein would comply with applicable securities laws and no registration is required under the securities laws of the United States or of Canada.
12.4 Neither the Exchangeable Shares nor any interest therein shall be transferable except upon the prior written consent of the Corporation, such consent not to be unreasonably withheld. Any purported transfer in violation of this section shall be null and void.

12.5 No fractional Quanta Shares shall be issued pursuant to these share provisions, and each holder of Exchangeable Shares shall be entitled to receive the nearest whole share of Quanta Shares rounded upwards.
SECTION 13
NOTICES
13.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telephonic or electronic means (defined as telephone calls or messages, facsimile messages, electronic mail, transmission through computer networks or any other similar means) or by delivery to the registered office of the Corporation and addressed to the attention of the President. Any such notice, request or other communication shall be deemed to have been given and received, if delivered or sent by telephonic or electronic means, on the Business Day next following such delivery or other communication or, if mailed, on the third Business Day after such mailing.
13.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by personal or courier delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be.
13.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by personal or courier delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

APPENDIX 1
NOTICE OF RETRACTION

TO:	QUANTA SERVICES EC CANADA LTD. (the “Corporation”)
QUANTA SERVICES CC CANADA LTD. (“Callco”)
QUANTA SERVICES, INC. (“Quanta”)
               This notice is given pursuant to Section 5 of the provisions (the “Share Provisions”) attaching to the Exchangeable Shares of the Corporation represented by the certificate (the "Certificate”) which accompanies this notice. All capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in the Share Provisions.
               The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem in accordance with Section 5 of the Share Provisions:
               ☐ all Exchangeable Share(s) represented by the Certificate; or
               ☐ ____________ Exchangeable Share(s) only.
               The undersigned hereby notifies the Corporation that the Retraction Date shall be:
               _________________ , 20 ____.
NOTE: The Retraction Date must be a Business Day and must not be less than 15 days nor more than 30 days after the date upon which this notice is received by the Corporation. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 30th day after the date on which this notice is received by the Corporation (or immediately following Business Day if such day is not a Business Day). The minimum number of Exchangeable Shares which may be redeemed at any time (provided that only one Notice of Retraction may be given by a holder of Exchangeable Shares in any calendar quarter) is the lesser of (A) 50,000 Exchangeable Shares and (B) the number of Exchangeable Shares registered in the name of the undersigned on the date of the Retraction Request.
               The undersigned acknowledges the overriding Retraction Call Right of Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell such shares to Callco in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Purchase Price and on the other terms and conditions set out in Section 5.3 of the Share Provisions. This notice of retraction, and this offer to sell the Retracted Shares to Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date as provided in Section 5.7 of the Share Provisions.
               The undersigned acknowledges that if, as a result of solvency provisions or other provisions of applicable law, the Corporation is unable to redeem all Retracted Shares and if Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Share Provisions) so as to require Quanta to purchase the unredeemed Retracted Shares.

               The undersigned hereby represents and warrants to the Corporation, Callco and Quanta that the undersigned:
               ☐   is
                      (select one)
               ☐   is not
a non-resident of Canada for purposes of the Income Tax Act (Canada). The undersigned acknowledges that, in the absence of an indication that the undersigned is not a non-resident of Canada, withholding on account of Canadian or other applicable tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.
               The undersigned hereby represents and warrants to the Corporation, Quanta and Callco that the undersigned has good title to, and owns, the share(s) represented by the Certificate to be acquired by the Corporation, Quanta or Callco, as the case may be, free and clear of all liens, claims and encumbrances.
               ☐ Please check this box if the securities and any cheque(s) or undertaking resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Corporation (or Transfer Agent, if any) failing which the securities and any cheque(s) or undertaking will be mailed to the last address of the shareholder as it appears on the register.
               Date: ____________ , 20 ________.

Name of Person in Whose Name Securities or Cheque(s) or Undertaking are to be Registered, Issued or Delivered (please print)

Street Address or P.O. Box

Signature of Shareholder

City, Province and Postal Code

Signature Guaranteed by
NOTES: (1) The above information must be completed and the Certificate, together with such additional documents as the Transfer Agent, the Corporation or Quanta may require, must be deposited with the Transfer Agent. The securities and any cheque(s) or undertaking resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities and any cheque(s) or undertaking resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.
               (2) If this Notice of Retraction is for fewer than all of the shares represented by the Certificate, a certificate representing the remaining share(s) of the Corporation represented by the Certificate will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the share transfer power on the reverse side of the Certificate is duly completed in respect of such share(s).